Exhibit (k)(5)

AMENDMENT TO THE STONE RIDGE TRUST II

TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT, dated as of this 18th day of July, 2016, to the Transfer Agent Servicing Agreement, dated as of September 19, 2013 (the “Agreement”), is entered into by and between STONE RIDGE TRUST II, a Delaware statutory trust (the “Trust”) on behalf of its series, STONE RIDGE REINSURANCE RISK PREMIUM INTERVAL FUND (the “Fund”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by the parties; and

WHEREAS, the parties desire to extend the Agreement through December 31, 2016.

NOW, THEREFORE, the parties hereby agree that, the first sentence of Section 13 of the Agreement is amended and restated to read as follows:

This Agreement shall become effective as of the date first written above and will continue in effect through December 31, 2016.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STONE RIDGE TRUST II	U.S. BANCORP FUND SERVICES, LLC
on behalf of each of the Funds individually and not jointly

By: /s/ Lauren D. Macioce	By: /s/ Michael R. McVoy
Name: Lauren D. Macioce	Name: Michael R. McVoy
Title: Secretary	Title: Executive Vice President

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